Exhibit 2.1

COMMERCIAL SALES AND SECURITY AGREEMENT

This Agreement is made and entered into by and between IGT, 9295 Prototype Drive, Reno, Nevada 89521 (hereinafter “IGT”), and the Premier Entertainment Biloxi LLC, d/b/a Hard Rock Hotel and Casino Biloxi, 111 Lameuse Street, Suite 104, Biloxi, MS 39530 (hereinafter “Buyer”), for the purchase and sale of certain gaming devices and related equipment in the amounts more fully described in Exhibit A, consisting of the following documents, attached hereto and incorporated herein by this reference:

(i)	Equipment Sale and Software License Agreement (for the “System” as defined therein) together with any Sales Order related thereto.

(ii)

A Sales Order for the Gaming Devices, yet to be purchased by Buyer as contemplated below in provision B. Promptly, upon execution, this Sales Order shall be attached to this Commercial Sales and Security Agreement and included in Exhibit A.

The parties acknowledge and agree that this agreement is solely for commercial or business purposes.

Subject to IGT’s consent, additional equipment may be purchased from time to time under this Agreement, same of which shall be referenced in an instrument entitled “Addendum to Commercial Sales and Security Agreement” in form and content described in Exhibit B attached hereto, it being the intention of Buyer to grant IGT an ongoing purchase money security interest as such additional equipment is purchased until all outstanding sums are paid in full. Buyer further agrees to execute such additional instruments as are necessary to perfect a security interest in any such additional equipment purchased hereunder.

Notwithstanding any other provision in this Agreement, this Agreement and all of the terms, conditions, and obligations of this Agreement are contingent upon the State of Mississippi and any other necessary governmental authority, approving and implementing the approval for the property and for IGT to sell and ship the property and for the Buyer to possess and use the property.

A.            Gaming Devices and Related Equipment and Supplies.

1.             IGT hereby sells and Buyer hereby purchases the gaming devices and related equipment and supplies listed in Exhibit A (sometimes hereinafter “equipment”) for the prices and under the terms specified therein. Buyer promises to pay IGT said purchase price, with interest on any unpaid principal balance from the date of delivery of the equipment, until paid in full, at an annual rate, determined on the basis of the “high Wall Street Journal prime lending rate” as defined in the money rates section of the Wall Street Journal (Prime Rate). Principal and interest shall be payable by Buyer at IGT, 9295 Prototype Drive, Reno, Nevada 89521, or such other place as IGT. may designate. Payment shall be based on a 60-month amortization payable in thirty-six (36) monthly installments of principal and accrued interest with a balloon payment on the 37th month of the outstanding remaining principal and any accrued interest. The first payment shall be due thirty (30) days from the date of Go-Live or no later than 90 days from the date of delivery.

Within ten (10) days after each change in said Prime Rate, IGT shall provide notice to Buyer advising Buyer of the amount of the interest rate adjustment, the amount of the unpaid principal balance, and the amount of the next monthly payment. Buyer may prepay the outstanding principal balance at any time without penalty.

2.             In addition to the payments referred to above, Buyer agrees that it will pay IGT a late charge of five percent (5%) of the amount past due, per month, for any payment not received in full by IGT on its due date.

3.             IGT shall retain title to and ownership of the equipment until the entire contract balance has been paid in full and all covenants and agreements herein have been performed. If for any reason, title is ever deemed vested in Buyer before all payments are received in full, and to protect IGT in that event, to the extent allowed by law, Buyer hereby grants IGT a purchase money security interest and IGT hereby retains a purchase money security interest in the equipment. Buyer further agrees to provide information and execute any and all documents necessary to file and perfect and keep current that interest. For that purpose, this agreement is a security agreement and Buyer hereby agrees that IGT’s interest is the first lien against the equipment. Buyer also agrees to inform any of its other creditors of said agreement, title, and ownership of the equipment and this security agreement in the event that any such creditor might consider the equipment as additional security for any other loan or agreement.

The Buyer agrees to promptly execute and deliver all further instruments and documents, and take all further action that may be necessary, or that the IGT may reasonably request, to perfect and protect the security interest granted or purported to be granted hereby or to enable IGT to exercise and enforce its rights and remedies hereunder with respect to any equipment (but any failure to request or assure that the Buyer execute and deliver such instrument or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the security interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion).

The Buyer hereby authorizes IGT to file one or more financing statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the equipment without the signature of the Buyer where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the equipment or any part thereof shall be sufficient as a financing statement where permitted by law. If a signature is required by law, then the Buyer appoints IGT as the Buyer’s attorney-in-fact to execute any such financing statements.

4.             The equipment which is the subject of this agreement shall at all times remain personal property and shall not be considered as fixtures or trade fixtures, notwithstanding that any such personal property may become attached to or permanently rest upon real property.

5.             Buyer shall not make any alterations or improvements to the equipment without the prior written consent of IGT, except for the usual and customary slot monitoring or slot computer data system.  Except for slot monitoring or slot computer data system, any such addition or improvement and any and all replacement parts and accessories will immediately become the property of IGT and subject to the terms of this agreement. Buyer also agrees to take no action that would cause any liens or encumbrances of any nature, including judgments and material men’s or mechanic’s liens, to be attached to the equipment. Buyer shall indemnify, save, and hold harmless IGT from all liens or lien claims imposed upon such personal property resulting from activities of Buyer and Buyer shall further indemnify, save, and hold harmless IGT from all loss, cost, damage, or expense arising out of such liens or claims imposed on the equipment.

6.             Buyer shall provide for any and all registration and licensing of the property and shall comply with all gaming laws, compacts, ordinances, rules, and regulations. Buyer shall immediately submit this Agreement for any and all necessary reviews, consents, and approvals in order to be in full compliance with all applicable laws. Buyer shall, at all times, use the property in a careful and proper manner, and shall comply with all laws, rules, and regulations prescribed by governmental authority for the possession, use, operation, registration, and licensing of the property and their business, and with the manufacturer’s instructions relating to the possession, use, maintenance, repair, and operation of the property. Buyer shall pay and have sole responsibility, without right of reimbursement from IGT, for all costs, licensing fees, taxes (including but not limited to sales and use tax), assessments, charges, registration fees, and any other cost, fee, or charge which may be applicable to the sale, ownership, possession, operation, or use of the equipment. Buyer shall furnish IGT satisfactory proof upon request that such payments have been made before the same become delinquent. Buyer shall also pay and have sole responsibility, without right of reimbursement from IGT, for all costs of maintenance and repair, except for any parts requirements covered under and during the ninety (90) days from delivery parts warranty provision. Buyer shall keep a log book showing, at a minimum, the type of maintenance, repair, or replacement work performed, the date, the cost, and the person or entity performing the work. At all times while this sales agreement is in full force, the parties, as may be necessary for each of them, shall maintain the required licenses pertaining to the rules and regulations for gaming on the premises of Buyer.

7.             For so long as IGT shall hold a security interest in the equipment; (1) Buyer agrees to not make any alterations to the equipment or move any of it from the Facility, without the prior written consent of IGT; and (2) IGT shall have the right at any time during normal business hours to enter upon the premises where the equipment is located for the specific purpose of inspecting its collateral or observing its use, maintenance, and operation.

B.            Additional Consideration. As additional consideration for the payment terms addressed herein, Buyer agrees to dedicate seventy-eight percent (78%) of the casino floor to IGT product, a minimum of four percent (4%) of such product shall be IGT MegaJackpot Units, for a period not less than three (3) years. IGT will furnish the signage and ancillary equipment related to these machines at no cost to Buyer. Buyer agrees that prepayment of this Agreement does not and will not negate this additional consideration provision and such obligations shall survive.

C.            Risk of Loss or Damage

1.             From and after delivery date, Buyer hereby assumes and shall bear the entire risk of loss and damage to the equipment sold herein from any and every cause whatsoever. No loss or damage shall impair, alter, or change any obligations, including payment obligations, of Buyer under this Agreement.

2.             Buyer shall keep the equipment insured, naming IGT as Additional Insured, against all risk of loss, including without limitation, theft, fire, wind, hail, vandalism, malicious mischief, and all the elements, and such insurance shall be in an amount not less than the balance remaining to be paid under this contract. Such insurance shall also name IGT as a Loss Payee as IGT’s interest appears, but not less than the remaining unpaid balance under this agreement. A copy of said policy and proof of premium payments shall be provided to IGT at the following address: IGT, 9295 Prototype Drive, Reno, NV 89521-8986, Attn: Risk Management. IGT has the right, but not the obligation, to make any premium payment not timely made by Buyer and to add the cost thereof to any remaining balance owed by Buyer to IGT under this Agreement.

D.            Gaming Device Warranty

1.             The gaming devices, with the exception of expendables such as fuses, lamps, coils, etc., are warranted by IGT (1) to be in good operating order, in conformity with IGT’s specifications and descriptions, and (2) to be free of defects in workmanship and material for a period of ninety (90) days from installation. During this warranty period, if covered under said warranty, IGT shall promptly and without additional charge, provide parts to repair the equipment or any part thereof which fails to function according to vendor specifications and not due to Buyer’s negligence or misuse.  If Buyer considers any of the property as not in compliance with the terms of this Agreement, it shall so notify IGT in writing within ten (10) business days of delivery and installation of the property. If not so notified, Buyer acknowledges that the property is in compliance with the terms of this Agreement and Exhibit(s) attached hereto and that said property is in good and satisfactory working order.

2.             IGT shall not be liable for any direct, indirect, incidental, or consequential damages, including but not limited to loss of use, loss or cancellation of gaming device licenses or license fees, revenue, or prospective profits, resulting from operation, use, misuse, or malfunction of the equipment sold herein.  EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES AND IGT DISCLAIMS ALL WARRANTIES, BOTH EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CAPACITY, AND PERFORMANCE, WITH RESPECT TO THE EQUIPMENT, AND ANY ACCOMPANYING ORAL OR WRITTEN MATERIALS OR INSTRUCTIONS.

E.             Indemnification

1.             IGT shall indemnify and hold harmless Buyer, and any employee or agent thereof, against liability to third parties arising solely from IGT’s negligence. IGT may, at its option, conduct the defense of any such third party action arising as described herein and Buyer promises to fully cooperate with such defense.

2.             Except as provided in provision 1 above, Buyer shall indemnify, save, and hold harmless IGT against and from all liability claims, actions, damages, demands, or expenses arising out of Buyer’s or Buyer’s agents’, employees’, patrons’, or invitees’ use, possession, misuse, and operation of the equipment.

3.             Buyer shall obtain and maintain at all times during the term of this sales agreement, at Buyer’s expense, bodily injury and property damage liability coverage in the minimum amount of Two Million Dollars ($2,000,000) protecting Buyer and naming IGT as Additional Insured against all bodily injury and property damage claims which may arise as a result of the Buyer’s use and operation of the personal property sold herein. The Buyer shall deliver proof to IGT of the obtaining and maintaining of such insurance and payment of premiums to IGT at the following address: IGT, 9295 Prototype Drive, Reno, NV 89521-8986, Attn: Risk Management.

F.             Default

1.             If Buyer fails or neglects to comply with any term or condition of this agreement or to make any payment provided for herein when due or payable, or if any proceeding in bankruptcy, insolvency, receivership, reorganization, or assignment for the benefit of creditors be instituted by or against Buyer, or the property or business of Buyer is in any way liquidated, or the property or any part thereof is in danger of loss, seizure, misuse, or confiscation, the entire balance of any financial obligations then owing by Buyer to IGT shall, at the option of IGT, without notice, be immediately due and payable, together with all IGT’s costs and expenses and including its reasonable attorneys’ fees, and including any attachments, improvements, or accessories thereto, without demand or further notice and without legal process. In furtherance thereof, Buyer shall, if IGT so requests, assemble the property which is the subject of this agreement and make it available to IGT at a reasonably convenient place designated by IGT. IGT shall have the right and Buyer hereby authorizes and empowers IGT to enter upon the premises wherever said property may be and remove the same. Any such taking of possession shall not constitute a termination of this sales agreement, and Buyer hereby waives all claims for damages which may be caused by such reentry and taking possession of the property, and Buyer shall save and hold harmless IGT from any costs, loss, or damages occasioned to Buyer thereby, and no such reentry or repossession shall be considered or construed to be a forcible entry or repossession. It is specifically agreed and understood between the parties hereto that a waiver by IGT of any default under the terms of this agreement at any time shall not constitute a waiver by IGT of any other or subsequent default by Buyer. This provision shall not limit but shall be in addition to any and all other remedies or rights available.

G.            General Provisions

1.             The parties agree that this sales agreement shall be subject to, governed by, and construed according to the laws of the State of Nevada.

2.             Buyer shall not assign, transfer, sell, or encumber any interest in the equipment, this agreement or any interest in this agreement without IGT’s prior written consent. Such consent shall not be unreasonably withheld.

3.             Buyer shall provide quarterly financial statements due within 60 days of quarter-end and audited year-end financial statements due within 120 days of year-end.  Such financial statements shall, without limitation, include internal financial statements as well as financial statements furnished to any institutional lender providing credit to Buyer.

4.             If any provision of this agreement is held invalid or unenforceable, it shall be considered deleted from this agreement, and such invalidity shall not affect the other provisions which shall be given effect in the absence of the invalid provisions, and to this end, the provisions of this agreement are declared to be severable.

5.             Time is of the essence in this agreement and this agreement constitutes the entire agreement between the parties and may not be amended except in writing signed by both parties hereto. There are no other written or oral agreements, representations, or understandings of any kind and the entire agreement is contained within this document and the exhibits attached hereto and incorporated herein. If there is any apparent inconsistency, ambiguity, or conflict between the terms of this agreement and the attached exhibits, this agreement shall take precedence unless the matters set forth in the exhibits expressly and explicitly provide otherwise.

6.             Each person executing this agreement warrants to all parties hereto that this agreement contains all signatures and formalities necessary to bind the parties hereto and that each person executing this agreement is authorized and has received full authority, approval, and direction to execute and deliver this agreement on behalf of the party for which he signs.

The parties hereto agree that execution of a facsimile of this Agreement shall have the same force and effect as an executed original and shall be binding upon the parties hereto.

Dated this 5 day of January, 2005.

IGT		PREMIER ENTERTAINMENT BILOXI LLC, D/B/A HARD ROCK HOTEL AND CASINO BILOXI

By	/s/ Rollie Hill	By	/s/ Joe Billhimer

Its:	Vice President	Its:	President